                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           Saga Communications, Inc.
                (Name of Registrant as Specified In Its Charter)

                           Saga Communications, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                           SAGA COMMUNICATIONS, INC.
                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                            NOTICE OF ANNUAL MEETING
                                  MAY 9, 2000

To the Stockholders of
Saga Communications, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the "Corporation"), will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Tuesday, May 9, 2000 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 2000.

          (3) To approve the adoption of the Chief Executive Officer Annual Incentive Plan.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            MARCIA LOBAITO
                                            Secretary

April 10, 2000
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                           SAGA COMMUNICATIONS, INC.

                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 9, 2000

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Saga Communications, Inc. (the "Corporation") to be held on May 9, 2000 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 2000 will be entitled to vote. The stock transfer books will not be closed.

     The enclosed proxies are solicited on behalf of the Board of Directors. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon.

     As of March 31, 2000, the Corporation had outstanding and entitled to vote 14,590,241 shares of Class A Common Stock and 1,888,296 shares of Class B Common Stock (the Class A and Class B Common Stock collectively, the "Common Stock"). Each share of Class A Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting and each share of Class B Common Stock entitles the holder thereof to one vote in the election of directors and ten votes on the other matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class, except that in the election of directors the holders of Class A Common Stock vote as a separate class to elect two directors. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants or approval of the Chief Executive Officer Annual Incentive Plan will have the same legal effect as a vote against such matter. Under the rules of the American Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors and the ratification of accountants and the approval of the Chief Executive Officer Annual Incentive Plan. As a result, broker non-votes will have no effect on the outcome of the election of directors, the ratification of accountants or the approval of the Chief Executive Officer Annual Incentive Plan.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 10, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2000, information concerning the ownership of shares of Common Stock by (i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director of the Corporation,
(iii) the Corporation's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the Corporation's last fiscal year, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                                                NUMBER OF SHARES           PERCENT OF CLASS
                                          ----------------------------   ---------------------
                  NAME                     CLASS A            CLASS B      CLASS A     CLASS B
                  ----                     -------            -------      -------     -------
T. Rowe Price Associates, Inc...........  1,417,000(1)              --        9.7%        --
  100 E. Pratt Street
  Baltimore, MD 21202

Ronald Baron............................  6,087,931(2)              --       42.4%        --
  767 Fifth Avenue
  New York, NY 10153

Putnam Investments, Inc.................    634,603(3)              --        5.4%        --
  One Post Office Square
  Boston, MA 02109

Edward K. Christian.....................        104          2,216,601(4)       *        100%
Jonathan Firestone......................     15,868                 --          *         --
Joseph P. Misiewicz.....................      2,982(5)(6)           --          *         --
Gary Stevens............................      2,503(5)              --          *         --
Donald Alt..............................      2,171(5)              --          *         --
Kristin Allen...........................      1,686(5)              --          *         --
Samuel D. Bush..........................    118,152(7)(8)           --          *         --
Steven J. Goldstein.....................    311,393(7)              --        2.1%        --
Catherine A. Bobinski...................     40,899(7)              --          *         --
Warren S. Lada..........................    169,234(7)              --        1.1%        --
Marcia K. Lobaito.......................     40,516(7)              --          *         --
All directors and executive officers as
  a group...............................    705,508(5)(7)    2,216,601(4)      4.7%      100%

---------------
(1) These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which owns 1,250,000 shares, representing 8.5% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to their joint
    Schedule 13G on file with the Securities and Exchange Commission ("SEC"), Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. have sole voting power with respect to 123,100 and 1,250,000 shares, respectively, have sole dispositive power with respect to 1,417,000 and 0 shares, respectively, and have no shared voting or dispositive power.

(2) According to their joint Schedule 13D on file with the SEC, Mr. Baron, Baron Capital Group, Inc. ("BCG") and Baron Capital Management, Inc. ("BCM") have sole voting and dispositive power with respect to 718,937 shares, and Mr. Baron, BCG, BAMCO, Inc., BCM and Baron Asset Fund have shared voting and dispositive power with respect to 5,368,993 shares, 5,368,993 shares, 4,110,940 shares, 1,258,053 shares, and 3,617,252 shares, respectively.

(3) According to their joint Schedule 13G on file with the SEC, Putnam Investments, Inc., Putnam Investment Management Inc. and The Putnam Advisory Company Inc. have shared voting power with respect to 303,431 shares, 0 shares and 303,431 shares, respectively, and shared dispositive power as to 0 shares, 212,746 shares and 421,856 shares, respectively.

(4) Includes 328,305 shares of Class B Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan.

(5) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1997 Non-Employee Directors Stock Option Plan: Mr. Misiewicz, 2,182 shares; Mr. Stevens, 2,503 shares; Mr. Alt, 2,171 shares; Ms. Allen, 1,686 shares; and all executive officers and directors as a group, 8,542 shares.

(6) Mr. Misiewicz has shared voting power with his son as to 238 of these shares.

(7) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan: Mr. Bush, 116,316 shares; Mr. Goldstein, 149,017 shares; Ms. Bobinski, 39,989 shares; Mr. Lada, 164,459 shares; Ms. Lobaito, 39,989 shares; and all directors and executive officers as a group, 518,312 shares.

(8) Includes 375 shares owned by his children.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of the Class A Common Stock and that the four persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share entitling the holder thereof to one vote. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK:

Jonathan Firestone, 55..................  Marketing consultant since 2000;            12/92
                                          President and Chief Executive Officer of
                                          BBDO Minneapolis and director of BBDO,
                                          North America (advertising agency)
                                          from 1988 to 1999

Joseph P. Misiewicz, 53.................  Chairperson, Telecommunications             12/92
                                          Department since 1998; Professor,
                                          Telecommunications Department at Ball
                                          State University from 1996 to 1998 and
                                          Chairperson from 1990 to 1996

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK:

Edward K. Christian, 55.................  President, Chief Executive Officer and      3/92
                                          Chairman of the Corporation and its
                                          predecessor since 1986

Donald Alt, 54..........................  Broadcasting investor; Chairman of          7/97
                                          Forever Broadcasting since 1996; Chief
                                          Financial Officer of Keymarket Radio
                                          Companies from 1984 to 1996

Gary Stevens, 60........................  Managing Director, Gary Stevens & Co.       7/95
                                          (media broker) since 1986

Kristin Allen, 40.......................  Managing Director, Credit Suisse First      7/97
                                          Boston Corporation since 1997 and Vice
                                          President 1995-1997

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Ms. Allen and Messrs. Alt (Chair), Firestone, Misiewicz and Stevens, which is charged with the responsibility of reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met five times during the Corporation's last fiscal year. The Compensation Committee also administers the Corporation's 1992 Stock Option Plan.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Ms. Allen and Messrs. Alt (Chair), Firestone, Misiewicz and Stevens, which is charged with the responsibility of reviewing the Corporation's internal auditing procedures and accounting controls and considers the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met two times during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of six meetings during 1999. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     Each director of the Corporation who is not an employee receives fees of $4,000 per year, plus $1,000 for each Board or committee meeting attended in person and $200 for each telephonic meeting attended. In addition, the Chairs of the Committees receive $2,000 per year. Under the Corporation's 1997 Non-Employee Directors Stock Option Plan, options are granted to the directors in lieu of these fees. On the last business day of January of each year each eligible director is automatically granted an option to purchase that number of shares of the Corporation's Class A Common Stock equal to the amount of the retainer divided by the fair market value of the Class A Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised for a period of 10 years from the date of grant. Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Firestone is the only director to make such election and, as a result, the Corporation paid life insurance premiums on his behalf in the amount of $16,992 in 1999. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 1999, 1998, and 1997 of the Corporation's chief executive officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                               ------
                                                                             SECURITIES
                                                            ANNUAL           UNDERLYING
                                                         COMPENSATION         OPTIONS/
                                                      -------------------       SARS          ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS     (SHARES)(1)    COMPENSATION(2)
         ---------------------------           ----    ------     -----     -----------    ---------------
Edward K. Christian..........................  1999   $371,332   $681,502(3)       --          $3,154
  President, Chief Executive Officer           1998   $360,516   $606,502(3)  313,706          $2,878
                                               1997   $350,012   $275,000      11,718          $3,247

Steven J. Goldstein..........................  1999   $288,393   $ 75,000      40,366          $2,289
  Executive Vice President and Group           1998   $279,996   $ 70,000      31,992          $2,048
  Program Director                             1997   $247,000   $ 60,000       7,812          $1,914

Samuel D. Bush(4)............................  1999   $177,693   $ 25,000          --          $  949
  Vice President, Chief                        1998   $176,057   $ 17,500     110,066          $  854
  Financial Officer                            1997   $ 72,868   $  5,500       6,250          $  256

Catherine A. Bobinski........................  1999   $ 93,000   $ 15,000      17,356          $  481
  Vice President, Controller                   1998   $ 90,000   $ 12,500      13,711          $  495

Warren S. Lada...............................  1999   $184,608   $ 25,000          --          $  997
  Vice President-Operations

Marcia K. Lobaito............................  1999   $ 93,000   $ 15,000      17,356          $  527
  Vice President, Corporate
  Secretary, Director of
  Business Affairs

---------------
(1) Restated to reflect five-for-four stock splits effective April 1, 1997, May 29, 1998 and December 15, 1999.

(2) Consists of life insurance premiums or payments in lieu thereof in 1999, 1998, and 1997.

(3) Includes bonus of $331,502 to forgive 20% of a loan from the Corporation and federal and state income tax liabilities related to such loan. See "Employment Contracts" below and "Certain Transactions."

(4) Mr. Bush commenced employment with the Corporation on September 8, 1997.

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1992 Stock Option Plan (the "Option Plan") in the year ended December 31, 1999 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                           INDIVIDUAL GRANTS                                  REALIZABLE
                                   ------------------------------------------------------------------      VALUE AT ASSUMED
                                                       % OF                                                ANNUAL RATES OF
                                     NUMBER OF        TOTAL                                                  STOCK PRICE
                                    SECURITIES     OPTIONS/SARS   EXERCISE                                 APPRECIATION FOR
                                    UNDERLYING      GRANTED TO       OR        GRANT-                           OPTION
                                     OPTIONS/       EMPLOYEES       BASE     DATE MARKET                      TERM(3)(4)
                                       SARS         IN FISCAL      PRICE        PRICE      EXPIRATION   ----------------------
              NAME                  GRANTED(1)         YEAR        ($/SH)     PER SHARE       DATE         5%          10%
              ----                  ----------     ------------   --------   -----------   ----------      --          ---
Edward K. Christian..............          --            --            --          --            --           --            --
Steven J. Goldstein..............      40,366            22%       $15.90      $15.90       6/22/09     $403,637    $1,022,895
Samuel D. Bush...................          --            --            --          --            --           --            --
Catherine A. Bobinski............      17,356             9%       $15.90      $15.90       6/22/09     $173,550    $  439,810
Warren S. Lada...................          --            --            --          --            --           --            --
Marcia K. Lobaito................      17,356             9%       $15.90      $15.90       6/22/09     $173,550    $  439,810

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) Granted to the named executive officers on June 22, 1999 pursuant to the Option Plan. The options become exercisable in 20% increments on March 1, 2000, 2001, 2002, 2003 and 2004, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $25.90 and 10% results in a stock price per share of $41.24.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to options exercised during the year ended December 31, 1999 by the individuals named in the Summary Compensation Table and unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED
                                                                        OPTIONS/SARS AT            VALUE OF UNEXERCISED
                                                                           FY-END(1)               IN-THE-MONEY OPTIONS/
                                                                  ---------------------------        SARS AT FY-END(2)
                                SHARES ACQUIRED       VALUE                                     ---------------------------
             NAME                 ON EXERCISE       REALIZED      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ---------------     --------      -----------   -------------   -----------   -------------
Edward K. Christian...........      65,472          $738,123            --         328,305              --     $2,407,170
Steven J. Goldstein...........      58,911          $942,910        84,203          64,814      $1,332,066     $  417,118
Samuel D. Bush................          --                --         2,500         113,816      $   27,425     $  817,103
Catherine A. Bobinski.........          --                --        10,592          29,397      $  143,073     $  166,972
Warren S. Lada................          --                --        45,720         118,739      $  751,170     $  855,710
Marcia K. Lobaito.............          --                --        10,592          29,397      $  143,073     $  166,972

---------------
(1) Reflects five-for-four stock splits effective July 31, 1995, April 30, 1996, April 1, 1997, May 29, 1998 and December 15, 1999.

(2) Based on the closing price on the American Stock Exchange of the Corporation's Common Stock on December 31, 1999 ($20.25).

                         COMPENSATION COMMITTEE REPORT

OVERVIEW

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five independent non-employee members of the Board of Directors. The responsibilities of the Committee include reviewing the Corporation's management compensation programs and making recommendations to the Board of Directors with respect to compensation.

     The Committee believes that in order to maximize shareholder value the Corporation must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management compensation program is to both reward short-term performance and motivate long-term performance in such a way that management's incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of the Corporation, although no specific target level of equity holdings has been established by the Committee.

EXECUTIVE COMPENSATION PROGRAM

     In order to meet these objectives, the Corporation's executive compensation program consists of three primary components: salary, bonuses, and stock options. The Committee has established guidelines for the annual cash compensation for the six senior executives named in the Summary Compensation Table and the station managers (the "executives"). Under these guidelines, the executives' aggregate budgeted cash compensation should not exceed a targeted percentage of budgeted operating profits (i.e., earnings before taxes, interest, depreciation, amortization and extraordinary items) before deduction of the executives' budgeted cash compensation. Salaries are established for each executive officer on the basis of the scope of responsibility and accountability within the Corporation, and take into account publicly available compensation levels for comparable positions in the entities which comprise the new peer group used for the Performance Graph set forth on page 9 hereof (the "Peer Group"). The Committee attempts to set compensation at levels approximating the median compensation rates of comparable positions in the Peer Group. Bonuses for the executives are determined based on the Committee's judgment of the Corporation's operating profitability, growth in revenues and profits and overall financial condition, and the individual executive's contribution to these results.

     Grants of stock options are a major part of the Corporation's long-term incentive strategy. The Committee believes that options provide executives with an economic stake in the Corporation's future parallel to that of the stockholders. During 1999 no stock options were granted to Messrs. Christian, Bush and Lada. However, the options granted to them in 1998 were based on a five year plan whereby the total number of options that would normally have been granted over the period 1998 to 2003 were granted in 1998. In addition to the historic five year vesting period that would have been normal for past grants, the options granted to Messrs. Christian, Bush and Lada in 1998 required that a target stock price representing minimally accepted annual stock price growth be obtained and maintained for a period of 40 consecutive days. It is believed that this structure will assure that these three members of the management team are directly tied to shareholders interests, mainly growing the stock price.

     On the basis of the factors described above and the Committee's subjective judgment of each officer's performance, none of which factors are given specific numerical weighting, the Committee set the salaries, bonuses and stock option grants of the executives, including the President and Chief Executive Officer. The compensation of the senior executives was determined based on the Company's overall performance. Comparison of the Company's stock performance to its Peer Group was not a significant consideration in the determination of bonus amounts and stock option awards since the Committee believes the Company's operating performance is not directly reflected in the Company's stock valuation, owing in part to its relatively small capitalization and consequent lack of broad-based institutional ownership. The Committee intends to reevaluate its compensation policies on an annual basis.

CEO COMPENSATION

     In 1999, the Corporation's most highly compensated executive officer was Edward K. Christian, President and Chief Executive Officer. No options were granted to Mr. Christian in 1999. His salary was increased by $11,140 or 3% effective January 1, 2000 to $382,472.

     In determining the 1999 bonus paid to Mr. Christian and the salary increase for 2000, the Committee took into account the Corporation's financial performance in 1999 and the criteria discussed above. During the year ended December 31, 1999, the Corporation's net revenue increased by 18.7% over the year ended December 31, 1998 to $90 million. Broadcast cash flow (defined as station operating income excluding depreciation, amortization and corporate general and administrative expenses) increased by 22.5% and net income for the year ended December 31, 1999 was $8.6 million compared to $6.4 million for the year ended December 31, 1998. After-tax cash flow (defined as net income plus depreciation, amortization [excluding film rights], loss on the sale of assets, and deferred taxes) increased by 22.7% over the year ended December 31, 1998. Set forth below is a chart summarizing the Corporation's operating results over the past three fiscal years.

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                               ----       ----       ----
                                                                     (IN THOUSANDS)
     Net Operating Revenue..................................  $90,020    $75,871    $66,258
     Broadcast Cash Flow....................................  $33,468    $27,327    $22,462
     Net Income.............................................  $ 8,552    $ 6,351    $ 4,492
     After-tax Cash Flow....................................  $17,585    $14,328    $11,083

     Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance-based are disallowed for publicly-traded companies. Since Mr. Christian's non-performance-based compensation in 1999 exceeded $1 million by $173,733, the Corporation was unable to deduct such amount. To avoid this result in the future, the Committee determined that it is necessary at this time to seek to qualify some or all of the bonus portion of the Chief Executive Officer's compensation package as performance-based compensation within the meaning of Section 162(m). As a result, the Committee recommended and the Board adopted the Chief Executive Officer Annual Incentive Plan to be effective beginning in the year 2000, subject to stockholder approval. See "Approval of Chief Executive Officer Annual Incentive Plan." However, the Board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

                        EXECUTIVE COMPENSATION COMMITTEE
                                 Kristin Allen
                               Donald Alt (Chair)
                               Jonathan Firestone
                              Joseph P. Misiewicz
                                  Gary Stevens

CORPORATE PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 of the Corporation's Class A Common Stock against the cumulative total return of the AMEX Market Value Index, the peer group used in the 1999 proxy statement and a new peer group index, the M Street Radio Stock Index. The graph and table assume that $100 was invested on December 31, 1994 in each of the Corporation's Class A Common Stock, the AMEX Market Value Index, the 1999 peer group and the M Street Radio Stock Index and that all dividends were reinvested.

                                                                AMEX MARKET VALUE                            M STREET RADIO STOCK
                                        SAGA COMMUNICATIONS           INDEX             1999 PEER GROUP             INDEX
                                        -------------------     -----------------       ---------------      --------------------
12/31/94                                       100.00                 100.00                 100.00                 100.00
12/31/95                                       141.30                 128.70                 171.20                 132.30
12/31/96                                       212.00                 130.70                 267.40                 160.00
12/31/97                                       288.70                 163.50                 588.60                 242.90
12/31/98                                       348.20                 175.50                 739.20                 250.10
12/31/99                                       429.90                 224.20                1220.90                 305.90

     In prior years, the Corporation had used a self-determined peer group of comparably-sized radio broadcast companies in its proxy statements. However, due primarily to merger activity in the radio broadcast industry, the composition of this peer group tended to change each year. For example, of the nine companies included in the 1998 proxy statement group, three are no longer in existence and one is no longer a radio broadcast company. The Corporation believes that the M Street Radio Stock Index provides a more meaningful group against which to compare its performance since it is an index of a broader group of radio broadcast companies of various sizes and is generally believed to be indicative of market performance for radio broadcast companies.

EMPLOYMENT CONTRACTS

     Mr. Christian has an employment agreement with the Corporation which expires in 2002. The agreement provides for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The 1999 base annual salary under the agreement was $371,331, subject to annual cost of living adjustments. The Board of Directors has increased Mr. Christian's salary under the agreement to $382,472 effective January 1, 2000. The agreement also provides that he is eligible for annual bonuses and stock options to be awarded at the discretion of the Board of Directors. The agreement provides that Mr. Christian's aggregate compensation in any year may not be less than his average aggregate annual compensation for 1994, 1995 and 1996 unless his or the Corporation's performance shall have declined substantially. The agreement may be terminated by either party in the event of Mr. Christian's disability for a continuous period of six months or an aggregate period of nine months within any 18 month period. In addition, the Corporation may terminate the agreement for cause and Mr. Christian may terminate the agreement at any time after the sale of all or substantially all of the Corporation's assets or the merger of the Corporation if the Corporation is not the surviving entity.

     The employment agreement provides that upon the sale or transfer of control of the Corporation, Mr. Christian's employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment.

     The employment agreement was amended effective December 8, 1998 to provide that the unpaid balance of his note to the Corporation in the amount of $690,700 (see "Certain Transactions -- Loan to Principal Stockholder") will be ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002.

     The employment agreement was further amended in February 2000 to provide that Mr. Christian's bonuses would be paid in accordance with the Chief Executive Officer Annual Incentive Plan. However, the Board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     The employment agreement also contains a covenant not to compete restricting Mr. Christian from competing with the Corporation in any of its markets during the term of the agreement and for a three year period thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE; OTHER INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1999 all
Section 16(a) filing requirements applicable to its insiders were complied with.

                              CERTAIN TRANSACTIONS

LOANS TO PRINCIPAL STOCKHOLDER

     In 1990, Boston Ventures Limited Partnership made a loan to Mr. Christian in the amount of $690,700 to finance his capital contribution to Saga Communications Limited Partnership. Pursuant to the reorganization of the Corporation in December 1992, the original note evidencing such loan was cancelled and a new note in such amount was issued to the Corporation by Mr. Christian. The loan from the Corporation bears interest at a rate per annum equal to the lowest rate necessary to avoid the imputation of income for federal income tax purposes. Although the loan had been secured by the Class B Common Stock owned by Mr. Christian, in December 1998 the Board of Directors authorized the termination of the pledge agreement. As described above, the loan is being ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002. See "Compensation of Directors and Officers -- Employment Contracts."

     In May 1999 the Corporation lent $125,000 to Mr. Christian. The loan bears interest at 7% per annum. Principal and interest on the loan is payable in two equal installments on May 5, 2000 and 2001. Mr. Christian loaned the proceeds of his loan to Surtsey Productions, Inc., a company owned by his daughter, to finance the purchase of the assets of television station KVCT, Victoria, Texas. Under the ownership rules of the Federal Communications Commission the Corporation is prohibited from owning this station. Surtsey Productions, Inc. has leased KVCT to the Corporation exclusively for sales and programming. Under the 18 year lease agreement, the Corporation makes lease payments of $2,000 per month.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 2000 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by Ernst & Young LLP during the year ended December 31, 1999 were furnished at customary rates.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000.

           APPROVAL OF CHIEF EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

     On February 18, 2000 the Board of Directors adopted, effective January 1, 2000 and subject to stockholder approval, the Chief Executive Officer Annual Incentive Plan (the "Plan"). The Plan is designed to qualify the amount paid from time to time thereunder to the Chief Executive Officer as "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code (the "Code"). The Plan is intended to provide significant cash rewards to the Chief Executive Officer for continuing profitable growth while permitting such compensation to be deductible by the Corporation for federal income tax purposes. Approval of the Plan requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. The Board of Directors recommends that you vote FOR the approval of the Plan.

DESCRIPTION OF THE PLAN

     Participation. Only the Chief Executive Officer of the Corporation is eligible to participate in the Plan.

     Administration. The Plan will be administered by the Compensation Committee of the Board of Directors. The Committee will have the authority to interpret the Plan, to establish or revise Plan rules and regulations and to make any determinations necessary to administer the Plan.

     Bonus Awards. Within 90 days after the beginning of each fiscal year, the Committee will establish a target bonus opportunity for the Chief Executive Officer based on a percentage of his base salary. The percentage of the target bonus actually paid will be based on the extent to which corporate and financial goals are met. The financial goals may include any or all of the following: earnings per share, net revenue growth, broadcast cash flow, free cash flow, after-tax cash flow and annual net revenue. The goals and the relative weight given to each for any particular year will be approved by the Committee.

     The bonus payments under the Plan will be calculated at the end of the fiscal year based on the achievement of the annual financial goals. The amount earned will be paid in cash after the financial results are available for the Corporation's fiscal year to which the bonus pertains. In the discretion of the Committee, the Chief Executive Officer may elect to defer payment of all or any part of any bonus by complying with such procedures as the Committee may prescribe. The Committee must certify in writing that the performance criteria have been met prior to any payments under the Plan. The Chief Executive Officer will not be entitled to any bonus award under the Plan if minimum corporate objectives are not achieved.

     The amount to be paid to the Chief Executive Officer will depend on the factors set forth above. However, the maximum bonus that he may receive under the Plan in any one fiscal year is 500% of his base salary. Generally, the Chief Executive Officer must be actively employed by the Corporation or a subsidiary company and on the payroll on the date the award is paid to receive the award. Certain pro rata awards may be made if termination of employment results from retirement, permanent disability or death.

     Amendment and Termination. The Committee may terminate, suspend or amend the Plan, in whole or in part, at any time so long as stockholder approval required by Section 162(m) of the Code has been obtained. No amendment, termination or modification may adversely affect outstanding awards under the Plan without the consent of the Chief Executive Officer.

     Federal Income Tax Consequences. Under present federal income tax law, the Chief Executive Officer will realize ordinary compensation income equal to the amount of the bonus received in the year received. The Corporation will receive a corresponding deduction for the amount the Chief Executive Officer recognizes as ordinary income, provided that the amount of such deduction is not limited under the provisions of Section 162(m). It is the Corporation's intention that the Plan be adopted and administered in a manner which maximizes the deductibility of compensation for the Corporation under Section 162(m) to the extent practicable and consistent with the Corporation's business considerations.

     New Plan Benefits. The amount, if any, that will be received by Mr. Christian in the Plan for 2000 are contingent upon the achievement of specified corporate and financial goals and, therefore, are not determinable at this time. In addition, because the designated measurement criteria to be used to determine eligibility for the bonus under the Plan involve information that was unavailable prior to 2000, the Corporation is unable to determine the amount that would have been received by Mr. Christian for 1999 had the Plan been in place for that year.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1999 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Under the regulations of the SEC, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 2001 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236 and must be received at that address on or before December 10, 2000, in order to be included in the Corporation's proxy statement relating to the 2001 Annual Meeting. All such proposals which are not to be included in the Corporation's proxy statement relating to the 2001 Annual Meeting must be received at the above address on or before February 23, 2001.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          MARCIA LOBAITO
                                          Secretary
Grosse Pointe Farms, Michigan
April 10, 2000

                                                                      1161-PS-00

                                                             THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.
[SAGA COMMUNICATIONS, INC. LOGO]


Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.

                         COMPANY'S RECENT DEVELOPMENTS

On March 9, 2000, the Company announced that it had entered into an agreement to acquire the assets of WHMP-AM/FM, Northampton, Massachusetts for $12,000,000. Additionally, on March 20, 2000, the Company announced that it had entered into an agreement to acquire all the issued and outstanding membership units of Tak Communications II, LLC for $7,000,000. At the time of closing, Tak Communications II, LLC will be the operator and licensee of WKI0-FM in Champaign-Urbana, Illinois.


                                  DETACH HERE


[x] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL PROPOSALS.

1. ELECTION OF DIRECTORS:

   NOMINEES:  (01) Jonathan Firestone, (02) Joseph P. Misiewicz,
              (03) Edward K. Christian, (04) Kristin M. Allen,
              (05) Donald J. Alt and (06) Gary Stevens

         FOR  [ ]                [ ]  WITHHELD
         ALL                          FROM ALL
      NOMINEES                        NOMINEES

[ ] _____________________________________________________
    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name above.


                                             FOR    AGAINST   ABSTAIN
2. To ratify the selection of Ernst &        [ ]      [ ]       [ ]
   Young LLP as independent auditors
   of the Corporation for the fiscal year
   ending December 31, 2000.

3. To approve the adoption of the Chief      [ ]      [ ]       [ ]
   Executive Officer Annual Incentive
   Plan.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:________________ Date: ______ Signature: ________________ Date: ______

                                  DETACH HERE

                                     PROXY

                           SAGA COMMUNICATIONS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobalto, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 9, 2000 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.



-------------                                                    --------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                              SIDE
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